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                                                                  EXHIBIT 10(yy)

                                SYSCO CORPORATION
                            2000 STOCK INCENTIVE PLAN

                           2003 STOCK OPTION AGREEMENT


         Under the terms and conditions of the Sysco Corporation 2000 Stock Incentive Plan (the "Plan"), a copy of which is incorporated into this Agreement by reference, Sysco Corporation (the "Corporation") grants to {{FirstName}} {{LastName}} (the "Optionee") the option to purchase {{Amount}} shares of the Corporation's Common Stock, $1.00 par value, at the price of $31.75 per share, subject to adjustment as provided in the Plan (the "Option").

     This Option shall be for a term of ten years commencing on the date of grant set forth below and ending on September 10, 2013 and shall be subject to the Terms and Conditions of Stock Option attached hereto and incorporated in this Agreement by reference.

     When exercised, all or a portion of this Option may be an incentive stock option, governed by Section 422 of the Internal Revenue Code of 1986, as amended. This option is granted without Stock Appreciation Rights.

     By accepting this Option, you accept and agree to be bound by all the terms and conditions of the Plan and Terms and Conditions of Stock Option, and you acknowledge receipt of the Plan dated November 3, 2000 and the Prospectus dated March 7, 2001.

     Granted as of September 11, 2003.

                                              SYSCO CORPORATION



                                              Richard J. Schnieders
                                              Chairman & Chief Executive Officer


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                      TERMS AND CONDITIONS OF STOCK OPTION


     1. Please carefully review all the provisions of the Sysco Corporation 2000 Stock Incentive Plan (the "Plan"). In addition to the conditions set out in the Plan, the exercise of your option is contingent upon satisfying the provisions of this document, certain of which are applicable during the period beginning July 3, 2004, and ending June 28, 2008 (the "Vesting Period").

     2. One-fifth of the total number of shares covered by your option will vest each year for five years, as follows. This option will expire on the close of business on September 10, 2013.

          o    20% on July 3, 2004
          o    20% on July 2, 2005
          o    20% on July 1, 2006
          o    20% on June 30, 2007
          o    20% on June 28, 2008

     3. The vested portion of your option may be exercised at any time after it vests, provided that at the time of the exercise all of the conditions set forth in the Plan and in this document have been met. No portion of your option may be exercised prior to July 3, 2004. The Plan provides that the committee of the Board of Directors of Sysco Corporation (the "Corporation") which administers the Plan (the "Committee"), or its designees, may waive any vesting requirements set forth herein and may impose additional conditions to vesting of this option after the date of this option.

     4. Please note that your option is nontransferable and may be exercised in part or in whole only if the conditions set forth in the Plan and herein have been fulfilled. Your stock option is in all respects limited and conditioned as provided in the Plan, including, but not limited to, the following:

          (a) Your option will normally terminate on the earlier of the date of the expiration of the option or upon severance of your employment relationship with the Corporation or any operating subsidiary or division of the Corporation ("Operating Company") for any reason, for or without cause. Whether an authorized leave of absence, or an absence for military or government service, constitutes severance of your employment relationship with the Corporation or Operating Company will be determined by the Committee at the time of the event. However, if before the expiration of your option, your employment relationship with the Corporation or Operating Company terminates as a result of your retirement in good standing or disability under the established rules of the Corporation then in effect, your option will remain in effect, vest and be exercisable in accordance with its terms as if you remained an employee of the Corporation or Operating Company. Generally, under current tax law, if you exercise your option more than three months after retirement for age or more than one year after retirement for disability, the tax treatment accorded incentive stock options will not apply.

          (b) In the event of your death during the term of your option, all unvested options will vest immediately and your option may be exercised by your estate, or by the person to whom such right devolves from you by reason of your death, at any time within one year after the date of your death or ten years after the date of grant, whichever date occurs first.

     5. Optionee acknowledges and agrees that nothing contained herein shall be deemed an offer of employment to Optionee, a contract of employment or a promise of continued employment by or with the Corporation or any Operating Company.

     6. At the time or times when you wish to exercise your options, you are asked to follow the procedures established by the Corporation for the exercise of options which will be provided to you from time to time. In order to exercise your options through attestation, you must use shares that you have held for at least six months prior to exercise and that have not been used to exercise any other option during such six-month period.


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